Exhibit 99.2

Unaudited Pro Forma Financial Statements of the Combined Companies

The unaudited Combined Consolidated Balance Sheet of API Technologies Corp. (“API” or the “Company”) is hereby incorporated by reference from page 3 of the Company’s Form 10-Q for the period ended August 31, 2009 as filed with the SEC on October 15, 2009.

On July 7, 2009 API Cryptek Inc., incorporated on June 23, 2009 and a wholly-owned subsidiary of API, acquired substantially all of the assets of Cryptek Technologies Inc. (“Cryptek”).

The unaudited Pro Forma Combined Consolidated Statement of Operations of the Company have been prepared by management after giving effect to the acquisition of Cryptek by API .

The unaudited pro forma combined consolidated statement of operations for the year ended May 31, 2009 gives effect to the transaction as if it occurred on June 1, 2008.

The unaudited Pro Forma Combined Consolidated Statement of Operations has been constructed from the audited balance sheet of the API as of May 31, 2009 prepared in accordance with U.S. generally accepted accounting principles and the combined unaudited balance sheet of Cryptek as of May 31, 2009 prepared in accordance with U.S. generally accepted accounting principles.

The unaudited pro forma combined consolidated financial statements should be read in conjunction with the audited consolidated financial statements of the Company for the years ended May 31, 2009 and the audited financial statements for the twelve months ended December 31, 2008 of Cryptek.

The unaudited pro forma combined consolidated financial statements are prepared for illustrative purposes only and, are not necessarily indicative of the results of operations which would have resulted if the transaction had actually occurred on June 1, 2008.

API Technologies Corp.

Pro Forma Combined Consolidated Statement of Operations

For the Twelve Months Ended May 31, 2009

(Unaudited)

	Historical May 31, 2009 API	Historical May 31, 2009 Cryptek	Pro Forma Adjustments		Pro Forma API Technologies Corp.
	(a)	(a)

Revenue, net	$25,737,397	$34,754,917	$—		$60,492,314
Cost of revenues	18,762,860	23,816,291	—		42,579,151
Restructuring charges	876,141	—	—		876,141
Provision for obsolete and slow moving inventory	22,488	—	—		22,488

Gross Margin	6,075,908	10,938,626	0		17,014,534

Operating expenses
General and administrative	6,293,341	5,369,711	33,867	(d)	11,696,919
Restructuring charges	200,000	—	—		200,000
Research and development	4,231,994	1,003,325	—		5,235,319
Selling expenses	2,162,829	3,669,295	—		5,832,124

	12,888,164	10,042,331	33,867		22,964,362

Operating income (loss)	(6,812,256)	896,295	(33,867)		(5,949,828)

Other (income) expenses
Interest (income) expense, net	(47,166)	—	438,000	(b)	390,834
Acquisition related charges	—	—	613,772	(c)	613,772
Impairment charges	—	15,852,236	(15,852,236	)(e)	—
Loss on foreign currency transactions	(424,861)	(63,484)			(488,345)

	(472,027)	15,788,752	(14,800,464)		516,261

Loss before income taxes	(6,340,229)	(14,892,457)	14,766,597		(6,466,089)

Provision for income taxes	104,308	20,089	—		124,397

Net (loss)	$(6,444,537)	$(14,912,546)	$14,766,597		$(6,590,486)

Loss per share—Basic	$(0.19)				$(0.19)

Loss per share—Diluted	$(0.19)				$(0.19)

Weighted average shares outstanding
Basic	34,816,989				34,816,989

Diluted	34,816,989				34,816,989

1. REPORTING CURRENCY

The unaudited pro forma combined consolidated financial statements are expressed in US dollars, to be consistent with the reporting currency.

2. PRO FORMA ADJUSTMENTS AND ASSUMPTIONS

The unaudited pro forma combined consolidated financial statements incorporate the following pro forma assumptions and adjustments:

a)	On July 7, 2009 API Cryptek Inc., a wholly-owned subsidiary of the Company, incorporated on June 23, 2009, acquired substantially all of the assets of Cryptek Technologies Inc. (“Cryptek”), including its wholly-owned subsidiaries, Emcon Emanation Control Ltd., located in Canada, Secure Systems & Technologies, Ltd., located in the United Kingdom and Ion Networks (DBA Cryptek) located in the United States, through the foreclosure on API Cryptek’s security interest and liens in the Cryptek assets, and subsequent sale under the Uniform Commercial Code. API Cryptek was the successful bidder of the Cryptek assets at the sale, by bidding the total amount owed by Cryptek to API Cryptek under loan documents previously purchased by API Cryptek for $5,000,000.

Pro forma adjustments related to the pro forma condensed income statement was computed assuming the transaction was consummated at the beginning of the API Technologies Corp. fiscal year and includes adjustments which give effect to events that are (i) directly attributable to the transaction, (ii) expected to have a continuing impact on the registrant, and (iii) factually supportable.

b)	On June 23, 2009, the Company issued secured, convertible promissory notes (“Notes”) to a group of investors in the aggregate principle amount of $3,650,000. Proceeds from the promissory notes were used to complete the Cryptek acquisition. Interest on the notes is payable at the annual rate of 12% at the end of each calendar quarter. The Notes are secured by the personal property of the Company and its subsidiaries. The Notes are due on June 23, 2012.

c)	The Company has accounted for the Cryptek acquisition using the purchase method of accounting. In accordance with Business Combinations accounting the Company also incurred legal costs and professional fees in connection with the acquisition of $613,772.

d)	The fair value of the assets acquired in this transaction resulted in the Company recognizing Customer Related Intangibles of $508,000 that are amortizable over fifteen years.

e)

Cryptek experienced liquidity difficulties during 2008, which were heightened due to deteriorating macroeconomic conditions which adversely impacted operations at the Virginia location. The deteriorating economic environment coupled with a tight credit market resulted in severe cash flow constraints. Faced with these constraints, on November 21, 2008, the Company filed a petition for relief under Chapter 11 of the federal bankruptcy laws in the United States Bankruptcy court for the Eastern District of Virginia.

As a result of the Chapter 11 bankruptcy proceeding, the Company assessed all of its long-lived assets for impairment and recognized a full impairment loss on goodwill and all intangible assets at December 31, 2008.

In presenting the unaudited pro forma combined consolidated financial statements the Company believes that the pro forma adjustment of the impairment was important to more accurately illustrate and give effect to the acquisition of Cryptek by API if API had acquired the Company by June 1, 2008, as the bankruptcy would have had to occur pre-acquisition of Cryptek by API.

In addition, the fair value of the assets acquired exceeded the fair value of the purchase price. As a result, in accordance with purchase accounting, the Company recognized a gain on acquisition of approximately $2,170,000, however the gain is not a recurring item and as such is not reflected in the Pro Forma Consolidated Statement of Operations.

3. EARNINGS PER SHARE

API Technologies Corp. basic pro forma earnings (loss) per share was calculated based on the net income (loss) and the weighted average number of shares outstanding during the reporting period. The combined entity’s financial statements are prepared as if the transaction had been completed at the beginning of the period.